Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:

September 29, 2005

Thomas K. Peck

2005-13	317.808.6168

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Realty Closes $1 Billion Industrial Portfolio Sale

Indianapolis – Duke Realty Corporation (NYSE/DRE) announced today that it has completed the previously announced disposition of a more than 14 million square foot industrial portfolio located in eight of its markets across the Midwest and Southeast United States.  FirstCal Industrial 2 Acquisition, LLC, a joint venture between First Industrial Realty Trust, Inc. and the California State Teachers Retirement System, purchased the portfolio for approximately $1.0 billion.  The investment sales team of Chris Riley, Frank Fallon, and Brad Rogers of the Atlanta office of CB Richard Ellis was Duke’s exclusive listing agent for the transaction.

As previously announced, the Company expects to pay a special dividend to its common shareholders of $0.90 to $1.20 per share in the fourth quarter of 2005.  Other proceeds from the sale will initially be applied to the repayment of approximately $820 million of variable rate debt, including approximately $100 million of debt that Duke used to repurchase its common shares during the third quarter.  The Company’s portfolio sale is part of its longer-term strategy of reinvesting the proceeds from the sale of mature or non-strategic assets primarily into new development properties and potential share repurchases.

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Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office and industrial real estate.  Duke’s properties encompass approximately 114 million rentable square feet and are leased by a diverse and stable base of more than 4,300 tenants.  Duke also provides these services through its Service Operations Group to approximately 250 tenants in more than 8.3 million square feet of space in properties owned by third-party clients.  In addition, Duke owns or controls more than 4,400 acres of undeveloped land that can support approximately 65 million square feet of future development.

As one of the most vertically-integrated real estate companies in the U.S., Duke maintains a full construction management and leasing staff, constructing buildings for itself as well as for third-parties.  Through a joint venture with Bremner Healthcare, Duke is well positioned to provide development expertise to medical office clients.  In addition to its office and industrial focus in 13 primary operating platforms in the Midwest and Southeast United States, Duke selectively pursues retail development opportunities, as well as nationwide opportunities through its National Development and Construction Group.  Visit Duke on the web at www.dukerealty.com.

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